DESCRIPTION OF SECURITIES DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION Set forth below is a summary of certain information concerning the share capital of Verona Pharma plc (the “Company,” “we,” “us,” and “our”) as well as a description of certain provisions of our articles of association and relevant provisions of English law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association and English law in effect as of the date of the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”). The summary below does not purport to be complete and is qualified in its entirety by reference to applicable English law and our articles of association, which have been publicly filed with the Securities and Exchange Commission. General We were incorporated as a public limited company with the legal name Isis Resources plc under the laws of England and Wales on February 24, 2005 with the company number 5375156. In September 2006, we acquired Rhinopharma Limited, a company incorporated under the laws of the province of British Columbia, Canada and changed our name to Verona Pharma plc. Our registered office is One Central Square, Cardiff, CF10 1FS. The principal legislation under which we operate and our shares are issued is the Companies Act 2006. Articles of Association Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association and applicable UK law. Ordinary Shares In accordance with the Articles, the following summarizes the rights of holders of our ordinary shares: • each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally; • the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and • holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders. Registered Shares We are required by the Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Investor Services plc. US-DOCS\114246179.2

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see "Description of American Depository Shares" below. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in "Description of American Depository Shares" below. Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer. We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if: • the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or • there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis. Preemptive Rights English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On May 28, 2019, our shareholders approved the exclusion of preemptive rights up to an aggregate nominal amount of £5,266,331 which shall expire on June 1, 2021 unless renewed sooner. Shares and Rights Attaching to Them Objects The objects of our company are unrestricted. Share Rights Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board. Voting Rights US-DOCS\114246179.2

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows: • on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote; • on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it; • on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and • on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act 2006, as described in "Differences in Corporate Law - Voting Rights" below, a poll may be demanded by: • the chairman of the meeting; • at least five shareholders present in person or by proxy and entitled to vote; • any shareholder(s) present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting (excluding the shares held in treasury); or • any shareholder(s) present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sums paid up on all shares conferring that right (excluding the shares held in treasury). Restrictions on Voting No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any US-DOCS\114246179.2 share held by him unless all calls or other sums payable by him in respect of that share have been paid. The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days' notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. Dividends We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our profits and, if at any time, our share capital is divided into different classes the board may pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends. Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid. No dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall, if the Board so resolved, be forfeited and shall revert to us. Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend. Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. The directors may, if authorized by ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, subject to such exclusions as the Board may deem necessary or desirable. No shareholder shall be entitled to receive any dividend or other distribution in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid. Change of Control There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control. Distributions on Winding Up On a winding up, the liquidator may, with the consent by a special resolution of shareholders and any other resolution of the shareholders (excluding us to the extent we are a shareholder by virtue only of our holding of US-DOCS\114246179.2 shares as treasury shares) in proportion to their shareholdings in specie or in kind or sanction of the court required by the Companies Act 2006 and/or the Insolvency Act 1986, divide amongst the shareholders the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability. Variation of Rights All or any of the rights and restrictions attached to any class of shares issued may be altered, added to or revoked with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act 2006 and the terms of their issue. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court. Alteration to Share Capital We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in "-Other U.K. Law Considerations - Purchase of Own Shares." Preemption Rights In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in "- Preemptive Rights" and "- Differences in Corporate Law - Preemptive Rights" below. Transfer of Shares Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act 2006 and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee. All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system. The board may decline to register any transfer of any share: US-DOCS\114246179.2

• which is not a fully paid share; • to a person known to be a minor, bankrupt or person who is mentally disordered or a patient for the purpose of any statute relating to mental health; • to an entity which is not a natural or legal person; • unless any written instrument of transfer, duly stamped, is lodged with us at our registered office or such other place as the board may appoint accompanied by the certificate for the shares to which it relates; • unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so; • where the transfer is in respect of more than one class of share; and • in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four. If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal. CREST To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form. Shareholder Meetings Annual General Meetings In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act 2006, as described in "- Differences in Corporate Law - Annual General Meeting" and "- Differences in Corporate Law - Notice of General Meetings" below. The arrangements for the calling of general meetings are described in "- Differences in Corporate Law - Notice of General Meetings" below. Quorum of General Meetings No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders US-DOCS\114246179.2 present in person or by proxy and entitled to vote shall be a quorum for all purposes. Class Meetings The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that: • the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury); • at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him; and • if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum. Directors Number of Directors We may not have less than two directors on the board of directors. We may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time. Appointment of Directors Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by a shareholder not less than seven and not more than 21 days before the day of the appointment in order to be eligible for election. Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles of Association. Any director appointed by the board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting. Rotation of Directors At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the US-DOCS\114246179.2 number nearest to and not exceeding one-third, shall retire from office. The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot. A director who retires at the annual general meeting shall be eligible for re-election. The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost. Directors' Interests The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit. Subject to the requirements under sections 175, 177 and 182 of the Companies Act 2006, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors. In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the board or of a committee of the board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs: • the resolution relates to the giving of any security, guarantee or indemnity to the director in respect of money lent or obligations incurred by the director at the request of or for the benefit of us or our subsidiaries; • the resolution relates to the giving to a third party of a security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security; • his interest arises by virtue of any offer of shares or debentures or other securities by us or our subsidiaries for subscription or purchase in which offer the director is or may be entitled to participate as a holder of securities or in the director is interested as a participant in the underwriting or sub-underwriting thereof; • the resolution relates in any way to any other company in which he is interested, directly US-DOCS\114246179.2 or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company; • the resolution relates in any way to an arrangement in whole or in part for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates; • the resolution relates to the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme or employees' share scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the U.K. tax authorities for taxation purposes and which does not award him any privilege or benefit not awarded to the employee to whom the scheme relates; or • the resolution relates in any way to the purchase or maintenance for the directors of insurance against any liability which by virtue of any rule of law would otherwise attach to all or any of them in respect of any negligence, default, breach of duty or breach of trust in relation to us or any of our subsidiaries. A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote. If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by a majority of votes of the remaining directors present at the meeting or if there is an equality of votes, the Chairman shall have a second or casting vote and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed. Directors' Fees and Remuneration Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to directors shall not exceed £500,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders. Each director may be paid his traveling, hotel and incidental expenses of attending and returning from meetings of the board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly incurred by him in the conduct of our business or in the discharge of his duties as a director. Any director who, by request, performs special or extra services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration as the board may determine. US-DOCS\114246179.2

An executive director shall receive such remuneration as the board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above. Borrowing Powers The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party. Indemnity Every director, alternate director, other officer or auditor of our group may be indemnified against all costs, charges, expenses, losses and liabilities incurred by him in connection with any negligence, default, breach of duty or breach of trust by him in relation to us or in relation to the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to such members of our group. Other U.K. Law Considerations Notification of Voting Rights A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments. Mandatory Purchases and Acquisitions Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer. Sell Out US-DOCS\114246179.2

The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed. Disclosure of Interest in Shares Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person's interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares within the prescribed period, the directors may by notice direct that: § in respect of the default shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the default shares; § where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant member of any default shares may be registered (unless the member himself is not in default and the member proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the default shares); and/or § any shares held by the relevant member in uncertificated form shall be converted into certificated form and that member shall not after that be entitled to convert all or any shares held by him into uncertificated form (unless the member himself is not in default as regards supplying the information required and the member proves to the satisfaction of the board that, after due and careful inquiry, the member is satisfied that none of the shares he is proposing to convert into uncertificated form is a default share). Purchase of Own Shares Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must: US-DOCS\114246179.2

• specify the maximum number of shares authorized to be acquired; • determine the maximum and minimum prices that may be paid for the shares; and • specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire. We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire. Distributions and Dividends Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company's profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law. It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution: • if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and • if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total. City Code on Takeovers and Mergers As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers, or the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person: • acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting US-DOCS\114246179.2 rights of our shares; or • who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months. Differences in Corporate Law The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law. England and Wales Delaware Number of Directors Under the Companies Act 2006, a public Under Delaware law, a corporation must limited company must have at least two have at least one director and the number directors and the number of directors may of directors shall be fixed by or in the be fixed by or in the manner provided in a manner provided in the bylaws. company’s articles of association. Removal of Directors Under the Companies Act 2006, Under Delaware law, any director or the shareholders may remove a director entire board of directors may be removed, without cause by an ordinary resolution with or without cause, by the holders of a (which is passed by a simple majority of majority of the shares then entitled to vote those voting in person or by proxy at a at an election of directors, except (a) unless general meeting) irrespective of any the certificate of incorporation provides provisions of any service contract the otherwise, in the case of a corporation director has with the company, provided 28 whose board of directors is classified, clear days’ notice of the resolution has shareholders may effect such removal only been given to the company and its for cause, or (b) in the case of a corporation shareholders. On receipt of notice of an having cumulative voting, if less than the intended resolution to remove a director, entire board of directors is to be removed, the company must forthwith send a copy of no director may be removed without cause the notice to the director concerned. if the votes cast against his removal would Certain other procedural requirements be sufficient to elect him if then under the Companies Act 2006 must also cumulatively voted at an election of the be followed such as allowing the director to entire board of directors, or, if there are make representations against his or her classes of directors, at an election of the removal either at the meeting or in writing. class of directors of which he is a part. 19 US-DOCS\114246179.2

Vacancies on the Board Under English law, the procedure by which Under Delaware law, vacancies and newly of Directors directors, other than a company’s initial created directorships may be filled by a directors, are appointed is generally set out majority of the directors then in office (even in a company’s articles of association, though less than a quorum) or by a sole provided that where two or more persons remaining director unless (a) otherwise are appointed as directors of a public provided in the certificate of incorporation limited company by resolution of the or by‑laws of the corporation or (b) the shareholders, resolutions appointing each certificate of incorporation directs that a director must be voted on individually. particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy. Annual General Under the Companies Act 2006, a public Under Delaware law, the annual meeting of Meeting limited company must hold an annual stockholders shall be held at such place, on general meeting in each six‑month period such date and at such time as may be following the company’s annual accounting designated from time to time by the board reference date. of directors or as provided in the certificate of incorporation or by the bylaws. General Meeting Under the Companies Act 2006, a general Under Delaware law, special meetings of meeting of the shareholders of a public the stockholders may be called by the limited company may be called by the board of directors or by such person or directors. persons as may be authorized by the certificate of incorporation or by the bylaws. Shareholders holding at least 5% of the paid‑up capital of the company carrying voting rights at general meetings (excluding nay paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting. Notice of General Under the Companies Act 2006, 21 clear Under Delaware law, unless otherwise Meetings days’ notice must be given for an annual provided in the certificate of incorporation general meeting and any resolutions to be or bylaws, written notice of any meeting of proposed at the meeting. Subject to a the stockholders must be given to each company’s articles of association providing stockholder entitled to vote at the meeting for a longer period, at least 14 clear days’ not less than ten nor more than 60 days notice is required for any other general before the date of the meeting and shall meeting. In addition, certain matters, such specify the place, date, hour, and purpose as the removal of directors or auditors, or purposes of the meeting. require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting. Proxy Under the Companies Act 2006, at any Under Delaware law, at any meeting of meeting of shareholders, a shareholder stockholders, a stockholder may designate may designate another person to attend, another person to act for such stockholder speak and vote at the meeting on their by proxy, but no such proxy shall be voted behalf by proxy. or acted upon after three years from its date, unless the proxy provides for a longer US-DOCS\114246179.2 period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director. Pre‑emptive Rights Under the Companies Act 2006, “equity Under Delaware law, shareholders have no securities”, being (i) shares in the company preemptive rights to subscribe to additional other than shares that, with respect to issues of stock or to any security dividends and capital, carry a right to convertible into such stock unless, and participate only up to a specified amount in except to the extent that, such rights are a distribution (“ordinary shares”) or (ii) expressly provided for in the certificate of rights to subscribe for, or to convert incorporation. securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006. Authority to Allot Under the Companies Act 2006, the Under Delaware law, if the corporation’s directors of a company must not allot charter or certificate of incorporation so shares or grant of rights to subscribe for or provides, the board of directors has the to convert any security into shares unless power to authorize the issuance of stock. It an exception applies or an ordinary may authorize capital stock to be issued for resolution to the contrary has been passed consideration consisting of cash, any by shareholders in a general meeting or the tangible or intangible property or any articles of association provide otherwise in benefit to the corporation or any each case in accordance with the combination thereof. It may determine the provisions of the Companies Act 2006. amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive. Liability of Directors Under the Companies Act 2006, any Under Delaware law, a corporation’s and Officers provision, whether contained in a certificate of incorporation may include a company’s articles of association or any provision eliminating or limiting the personal contract or otherwise, that purports to liability of a director to the corporation and exempt a director of a company, to any its stockholders for damages arising from a extent, from any liability that would breach of fiduciary duty as a director. otherwise attach to him in connection with However, no provision can limit the liability any negligence, default, breach of duty or of a director for: breach of trust in relation to the company is void. Any provision by which a company directly any breach of the director’s duty of or indirectly provides an indemnity, to any loyalty to the corporation or its extent, for a director of the company or of stockholders; an associated company against any liability attaching to him in connection with any acts or omissions not in good faith or negligence, default, breach of duty or that involve intentional misconduct or a breach of trust in relation to the company of knowing violation of law; which he is a director is also void except as permitted by the Companies Act 2006, intentional or negligent payment of which provides exceptions for the company unlawful dividends or stock purchases to (a) purchase and maintain insurance or redemptions; or against such liability; (b) provide a “qualifying third party indemnity” (being an any transaction from which the director indemnity against liability incurred by the derives an improper personal benefit. US-DOCS\114246179.2 director to a person other than the company or an associated company or criminal proceedings in which he is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan). Voting Rights Under English law, unless a poll is Delaware law provides that, unless demanded by the shareholders of a otherwise provided in the certificate of company or is required by the chairman of incorporation, each stockholder is entitled the meeting or the company’s articles of to one vote for each share of capital stock association, shareholders shall vote on all held by such stockholder. resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll. Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. Shareholder Vote on The Companies Act 2006 provides for Generally, under Delaware law, unless the Certain Transactions schemes of arrangement, which are certificate of incorporation provides for the arrangements or compromises between a vote of a larger portion of the stock, company and any class of shareholders or completion of a merger, consolidation, sale, creditors and used in certain types of lease or exchange of all or substantially all reconstructions, amalgamations, capital of a corporation’s assets or dissolution reorganizations or takeovers. These requires: arrangements require: the approval of the board of directors; the approval at a shareholders’ or and creditors’ meeting convened by order of the court, of a majority in number of approval by the vote of the holders of a US-DOCS\114246179.2 shareholders or creditors representing majority of the outstanding stock or, if 75% in value of the capital held by, or the certificate of incorporation provides debt owed to, the class of shareholders for more or less than one vote per or creditors, or class thereof present share, a majority of the votes of the and voting, either in person or by outstanding stock of a corporation proxy; and entitled to vote on the matter. the approval of the court. Standard of Conduct for Under English law, a director owes various Delaware law does not contain specific Directors statutory and fiduciary duties to the provisions setting forth the standard of company, including: conduct of a director. The scope of the fiduciary duties of directors is generally to act in the way he considers, in good determined by the courts of the State of faith, would be most likely to promote Delaware. In general, directors have a duty the success of the company for the to act without self‑interest, on a benefit of its members as a whole; well‑informed basis and in a manner they reasonably believe to be in the best interest to avoid a situation in which he has, or of the stockholders. can have, a direct or indirect interest that conflicts, or possibly conflicts, with Directors of a Delaware corporation owe the interests of the company; fiduciary duties of care and loyalty to the corporation and to its shareholders. The to act in accordance with the duty of care generally requires that a company’s constitution and only director act in good faith, with the care that exercise his powers for the purposes an ordinarily prudent person would exercise for which they are conferred; under similar circumstances. Under this duty, a director must inform himself of all to exercise independent judgment; material information reasonably available regarding a significant transaction. The duty to exercise reasonable care, skill and of loyalty requires that a director act in a diligence; manner he reasonably believes to be in the best interests of the corporation. He must not to accept benefits from a third party not use his corporate position for personal conferred by reason of his being a gain or advantage. In general, but subject director or doing, or not doing, anything to certain exceptions, actions of a director as a director; and are presumed to have been made on an informed basis, in good faith and in the a duty to declare any interest that he has, honest belief that the action taken was in whether directly or indirectly, in a proposed the best interests of the corporation. or existing transaction or arrangement with However, this presumption may be rebutted the company. by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break‑up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders. Stockholder Suits Under English law, generally, the company, Under Delaware law, a stockholder may rather than its shareholders, is the proper initiate a derivative action to enforce a right claimant in an action in respect of a wrong of a corporation if the corporation fails to done to the company or where there is an enforce the right itself. The complaint must: irregularity in the company’s internal US-DOCS\114246179.2 management. Notwithstanding this general state that the plaintiff was a position, the Companies Act 2006 provides stockholder at the time of the that (i) a court may allow a shareholder to transaction of which the plaintiff bring a derivative claim (that is, an action in complains or that the plaintiffs shares respect of and on behalf of the company) in thereafter devolved on the plaintiff by respect of a cause of action arising from a operation of law; and director’s negligence, default, breach of duty or breach of trust and (ii) a allege with particularity the efforts shareholder may bring a claim for a court made by the plaintiff to obtain the order where the company’s affairs have action the plaintiff desires from the been or are being conducted in a manner directors and the reasons for the that is unfairly prejudicial to some of its plaintiff’s failure to obtain the action; or shareholders. state the reasons for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery. US-DOCS\114246179.2

DESCRIPTION OF AMERICAN DEPOSITARY SHARES American Depositary Shares We are providing you with a summary description of the material terms of our ADSs and of the material rights of owners of our ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. We have registered 100,000,000 of our ADSs with the SEC under a registration statement on Form F-6 (file no. 333-217353), or the F-6 Registration Statement. Citibank, N.A., or Citibank, has agreed to act as the depositary for our ADSs. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom. We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of the F-6 Registration Statement. You may obtain a copy of the deposit agreement from the SEC's website (www.sec.gov). Please refer to registration number 333-217353 when retrieving such copy. Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, eight of our ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement. If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will US-DOCS\114246179.2 continue to be governed by the laws of England and Wales, which may be different from the laws in the United States. In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system, or DRS). The DRS reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the DRS, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The DRS includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time. The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property. Dividends and Other Distributions As a holder of ADSs, you generally have the right to receive the distributions we make on the ordinary shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deducting the US-DOCS\114246179.2 applicable fees, taxes and expenses. Distributions of Cash Whenever we make a cash distribution for the ordinary shares on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of ordinary shares on deposit. The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States. Distributions of Shares Whenever we make a free distribution of ordinary shares for the ordinary shares on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution. The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed. No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash. Distributions of Rights Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders. The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other US-DOCS\114246179.2 governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs. The depositary will not distribute the rights to you if: • we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or • we fail to deliver satisfactory documents to the depositary; or • it is not reasonably practicable to distribute the rights. The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse. Elective Distributions Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable. The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement. If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement. Other Distributions Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable. If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable. The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may US-DOCS\114246179.2 sell all or a portion of the property received. The depositary will not distribute the property to you and will sell the property if: • we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or • we do not deliver satisfactory documents to the depositary; or • the depositary determines that all or a portion of the distribution to you is not reasonably practicable. The proceeds of such a sale will be distributed to holders as in the case of a cash distribution. Redemption Whenever we decide to redeem any of the ordinary shares on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders. The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine. Changes Affecting Ordinary Shares The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of Verona. If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution. Issuance of ADSs upon Deposit of Ordinary Shares The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit US-DOCS\114246179.2 ordinary shares and receive ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of deposit. The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers. When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that: • the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained; • all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised; • you are duly authorized to deposit the ordinary shares; • the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement); and • the ordinary shares presented for deposit have not been stripped of any rights or entitlements. If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations. Transfer, Combination and Split Up of ADRs As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must: • ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer; • provide such proof of identity and genuineness of signatures as the depositary deems appropriate; • provide any transfer stamps required by the State of New York or the United States; and • pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs. To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with US-DOCS\114246179.2 your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs. Withdrawal of Ordinary Shares Upon Cancellation of ADSs As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and England and Wales considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit. You will have the right to withdraw the securities represented by your ADSs at any time except as a result of: • temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends; • obligations to pay fees, taxes and similar charges; and/or • restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit. The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law. Voting Rights As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital and Articles of Association - Articles of Association" above. At our request, the depositary will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs as follows: US-DOCS\114246179.2

• In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions. • In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs. Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Fees and Charges As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement: Service Fee Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)- to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares Up to $0.05 per ADS issued Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio) Up to $0.05 per ADS cancelled Distribution of cash dividends or other cash distributions Up to $0.05 per ADS held (e.g., upon a sale of rights and other entitlements) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase Up to $0.05 per ADS held additional ADSs Distribution of securities other than ADSs or rights to Up to $0.05 per ADS held purchase additional ADSs (e.g., upon a spin-off) Up to $0.05 per ADS held on the applicable record date(s) ADS Services established by the depositary As an ADS holder you will also be responsible to pay certain charges such as: • taxes (including applicable interest and penalties) and other governmental charges; US-DOCS\114246179.2

• the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively; • certain cable, telex and facsimile transmission and delivery expenses; • the expenses and charges incurred by the depositary in the conversion of foreign currency; • the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and • the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property. ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of any applicable ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time. Amendments and Termination We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the US-DOCS\114246179.2

Securities Act of 1933, as amended, or the Securities Act, or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law. You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law). We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected. Termination After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses). In connection with the termination of the deposit agreement, the depositary may, independently and without the need for any action by us, make available to holders a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary. Books of Depositary The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement. The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law. Transmission of Notices, Reports and Proxy Soliciting Material The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make US-DOCS\114246179.2 those communications available to you if we ask it to. Limitations on Obligations and Liabilities The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following: • We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. • The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement. • The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit- worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice. • We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement. • We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control. • We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit. • We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information. • We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you. US-DOCS\114246179.2

• We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties. • We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement. • No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement. Pre-Release Transactions Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions," and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre- release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre- release transactions. Taxes You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due. The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you. Foreign Currency Conversion The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion: US-DOCS\114246179.2

• Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical. • Distribute the foreign currency to holders for whom the distribution is lawful and practical. • Hold the foreign currency (without liability for interest) for the applicable holders. Governing Law/Waiver of Jury Trial The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales. AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY. US-DOCS\114246179.2